UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2006
Watchit Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27412	94-3173918

(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

3485 W. Harmon Avenue
Las Vegas, Nevada	89103

(Address of principal executive offices)	(Zip Code)
(702) 740-1700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition.
     Forecasted third party revenues generated by www.watchitvegas.com have not come to fruition. This has had a material adverse impact on our company.
Item 8.01.     Other Events.
     On September 11, 2007, Harrah’s Entertainment terminated our Preferred Vendor Agreement. This preferred agreement is not a requirement for doing business with Harrah’s Entertainment. We have not seen any direct impact on the business due to this change in status, and we do not anticipate that this will have an affect the in-force agreements between Watchit Media, Inc. and the individual properties.
     On August 3, 2007, two employees of Watchit Media, Inc. left the company and formed a business with the expressed intention of soliciting business from existing clients, in direct violation of not-to-compete and non-solicitation agreements signed with our company. We anticipate only a minimal migration of clients due to (a) the fact that the technologies driving the system are proprietary to Watchit Media, Inc., and (b) executing an agreement with the newly formed company will put both the former employees and the former clients in jeopardy of legal action.
     We are working to mitigate the impact of these events by maintaining a high level of service and communication with our clients, reinforcing our technical infrastructure for optimal response and efficiency, and reaching out to a variety of possible strategic partners to help improve our opportunity in the markets we serve.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATCHIT MEDIA, INC.
By:	/s/ James Lavelle
James Lavelle
Chief Executive Officer

Dated: October 10, 2007